UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 23, 2012

NEVADA PROPERTY 1 LLC

(Exact name of registrant as specified in its charter)

Delaware	000-53938	27-1695189
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3708 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (702) 698-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2012, Nevada Property 1 LLC (the “Company”) entered into a three year employment agreement (the “Agreement”) with Lisa Marchese which became effective as of January 1, 2012. Under the terms of the Agreement, Ms. Marchese, age 39, will continue with the Company in the position of Chief Marketing Officer. Ms. Marchese will be primarily responsible for overseeing the marketing strategy and brand vision of the Company under this Agreement. Ms. Marchese will be reporting to Mr. John Unwin, Chief Executive Officer.

Ms. Marchese has been serving as the Senior Vice President of Brand Marketing and subsequently the Chief Marketing Officer of the Company since March 31, 2010. Prior to joining the Company, Ms. Marchese was Vice President of Brand Management for Caesars Entertainment Inc. (formerly Harrah’s Entertainment, Inc.) overseeing the company’s brand portfolio of 12 casino brands including Caesars, Harrah’s and Horseshoe, customer insights as well as the international expansion opportunities in Spain, the Bahamas and Macau. Prior to her work with Caesars Entertainment, Inc., Ms. Marchese was an Associate Partner at Prophet, a strategy consulting firm, where she oversaw marketing strategy and brand-based initiatives for companies including IBM, AT&T, UBS and Universal Studios. Ms. Marchese also spent several years with Siegel+Gale preceded by roles with Time Warner Interactive and Grey Advertising.

Under the terms of the Agreement, Ms. Marchese will receive an annual base salary of $400,000 in 2012 and will be eligible for an annual performance based cash incentive equivalent to 50% of her base salary. Ms. Marchese shall receive a severance of 12 months base salary should her Agreement be terminated without cause during her employment with the Company. All other benefits provided to Ms. Marchese are in accordance with the standard plan in place for similarly situated executives of the Company.

There is no arrangement or understanding between Ms. Marchese and any other persons pursuant to which Ms. Marchese was selected as the Chief Marketing Officer of the Company. Ms. Marchese does not have any family relationship with any of the directors and executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA PROPERTY 1 LLC

Date: May 25, 2012

	By:	/s/ John Unwin
John Unwin Chief Executive Officer